                                                                   Exhibit 1

                                    AGREEMENT

      This Agreement is entered into as of May 9, 2001 by and among Photogen Technologies, Inc. (the "Company"), Photogen, Inc. ("Photogen"), and the following individuals: Timothy Scott, John Smolik, Eric Wachter, Craig Dees and Walter Fisher (each, a "Stockholder" and collectively, the "Stockholders"), Theodore Tannebaum ("Tannebaum") and Robert W. Weinstein, M.D. ("Weinstein").

                                    Recitals

      Each Stockholder owns, beneficially (through various entities) or of record, the number of shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), as set forth below:

            Name              No. of Shares Common Stock Owned
            ----              --------------------------------

            Timothy Scott                 4,507,667
            John Smolik                   4,500,267
            Eric Wachter                  4,524,667
            Craig Dees                    4,521,667
            Walter Fisher                 4,504,167

      Each Stockholder is a party to the following agreements: (i) the Amended and Restated Standby Agreement dated as of November 9, 1999 (the "Lockup Agreement"); and (ii) the Amended and Restated Voting Agreement dated as of June 17, 1999, as amended on September 30, 1999 (the "Voting Agreement").

      The Lockup Agreement provides that the Stockholders will not sell, transfer or otherwise dispose of their shares of Common Stock until August 9, 2001 without the prior consent of Tannebaum. The Voting Agreement provides that the Stockholders and Weinstein will vote all shares of Common Stock they beneficially own as of June 17, 1999 for the election of certain nominees to the Company's Board of Directors and certain related matters.

                                    Agreement

      NOW, THEREFORE, in consideration of the mutual promises herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1) General.

            a) There shall be three Sale Periods pursuant to this Agreement:

                  i) "Sale Period 1" shall be in effect for all Stockholders for a period beginning on the date of this Agreement and ending on May 9, 2004.

                  ii)"Sale Period 2" shall be in effect for each Stockholder for a period beginning May 9, 2004 and ending on the later of: (A) May 9, 2007, or (B) the date on which that Stockholder is no longer subject to Rule 144 promulgated under the Securities Act of 1933, as amended.

                  iii) "Sale Period 3" shall be in effect for a period beginning immediately upon the termination and Sale Period 2 and shall be in effect thereafter.

                  iv) The term "Transfer" means any offer, sale, assignment, transfer, conveyance, pledge, hypothecation, or other similar transaction (whether for consideration or as a gift) of any Common Stock or any interest therein, including selling, granting or creating any options, warrants or securities convertible into or exercisable for Common Stock, or any other type of derivative security or derivative transaction (including short sales, sales against the box or forward agreements), or any other transaction that may have the effect of reducing the economic risk of holding Common Stock.

            b) With respect to any Transfer of Common Stock during Sale Period 1, Sale Period 2 or Sale Period 3, each Stockholder agrees to comply with all applicable securities laws and regulations, including without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, and all rules and regulations thereunder (including, without limitation, rules governing insider trading, the reporting requirements of Regulation 13D and Section 16 of the Securities Exchange Act of 1934, and Rule 144 under the Securities Act of 1933), and any rules or regulations of any exchange or quotation system on which the Common Stock is listed or quoted.

      2) Sale Period 1. During Sale Period 1:

            a) Each Stockholder may sell shares of Common Stock pursuant to the stock sale plan (the "Plan") set forth in Exhibit A.

            b) Each Stockholder may make bona fide gifts to charitable or educational organizations of up to 10,000 shares of Common Stock during each Plan Year (as defined in the Plan); provided, that such gifts qualify for deduction from income under applicable provisions of the Internal Revenue Code.

            c) The Company will use its ongoing reasonable efforts to assist each Stockholder in selling an amount of Common Stock resulting in gross proceeds to each

Stockholder of up to an aggregate of $1,000,000, in one or more of the following types of transactions and on the following terms:

                  i) Sales pursuant to this paragraph (c) may be effected through a private placement or a private placement followed by a registered public offering (such as a private placement of public equity or so-called "PIPE" offering), including through an underwriting (firm or best efforts), provided in all events the initial sales occur outside the Nasdaq SmallCap Market or any other exchange or quotation system on which the Common Stock is listed or quoted.

                  ii) The first sale pursuant to this paragraph (c) shall be to Tannebaum on the terms and conditions set forth in the Stock Purchase Agreement attached hereto as Exhibit B (the "Stock Purchase Agreement"). The Common Stock Tannebaum purchases pursuant to the Stock Purchase Agreement is referred to as the "Tannebaum Shares."

                  iii) At the Company's election, the Company may use a portion of the proceeds it receives from a public or private offering of its securities to redeem (pro rata) the Stockholders' Common Stock in satisfaction of its obligations under this paragraph (c). Any such redemption shall be subject to restrictions imposed by Nevada General Corporation Law (including Section 78.288 thereof) and other applicable laws or commitments by the Company in existence from time to time.

                  iv) The Company shall not be obligated to use the proceeds of sales of Common Stock under its shelf registration on Form S-3 (SEC File No. 333-46394) to redeem or repurchase any Stockholder's Common Stock, or to permit Stockholders to effect sales pursuant to that Registration Statement.

                  v) Each Stockholder agrees that the Company's obligations in this paragraph (c) are subject to the Company's requirements for additional financing and to various registration rights agreements to which the Company is a party. Each Stockholder agrees that if the Company's Board of Directors determines by a vote of two-thirds of the entire Board that any one or more of the transactions contemplated in this paragraph (c) would have a material adverse effect on the Company's financial condition or ability to engage in financing transactions, then the Company's obligations in this paragraph (c) shall be suspended until the Board (by such two-third's vote) determines that one or more of the transactions in this paragraph (c) may continue. In the event of any such suspension, the time period in which the Company shall use its reasonable efforts to assist the Stockholders as provided above shall be extended by the period of the suspension. The Company may make any transaction undertaken pursuant to this paragraph (c) subject to reasonable and customary conditions for transactions of that type, including obtaining representations and warranties from the selling Stockholder, obtaining payment for the reasonable costs and expenses of the transaction attributable to the sale of Common Stock by such Stockholder, and obtaining a no-action or interpretative opinion form the SEC concerning the transaction. Without limiting the generality of the foregoing, each Stockholder agrees to enter into a market stand-off agreement imposing restrictions on such Stockholder's ability to Transfer his Common Stock that are different or in addition to those set forth herein, as reasonably requested by any purchaser of the Company's securities or by any underwriter or placement agent with respect thereto.

            d) Transfer of any shares of Common Stock owned beneficially by any Stockholder through the Company's 401(k) plan will not be subject to or affected by this Agreement.

            e) Except to the extent specifically set forth in paragraphs (a) through (d) of this Section 2, during Sale Period 1 no Stockholder will, directly or indirectly, Transfer or agree to attempt to Transfer in any way any legal or beneficial interest in any Common Stock now owned of record or beneficially by such Stockholder without the express prior written consent by the Company acting through its Board of Directors. The Stockholders represent that they do not contemplate any additional Transfers and acknowledge that the Company does not anticipate consenting to further Transfers.

      3) Sale Period 2. During Sale Period 2, each Stockholder may sell any amount of shares at any price; provided, however, that:

            a) Each Stockholder will comply with the volume limitations of Rule 144(e) (regardless of whether Rule 144 applies to such Stockholder) and, in addition, the Stockholder will not sell in any trading day more than 2% of the total volume of Common Stock traded during the previous trading day as reported on all exchanges or quotation systems on which the Common Stock is listed or quoted. For purposes of determining the amount of permitted sales under this provision, each Stockholder's sales will be aggregated with sales by recipients of gifts and others whose sales would be combined with those of the Stockholder under the standards of Rule 144.

            b) The volume limitation in Section 3(a) above will not apply in the event of a transaction that would be a "Change of Control" as defined in the Company's Senior Executive Long Term Incentive Compensation Plan.

      4) Sale Period 3. During Sale Period 3, each Stockholder will be free of any trading restrictions imposed by this Agreement. Any restrictions imposed by other agreements to which any Stockholder is a party will survive in accordance with their respective terms.

      5) Employment Matters.

            a) John Smolik and Walter Fisher shall enter into a separate agreement with the Company and Photogen resolving their status with the Company.

            b) Photogen is a party to Employment Agreements with Tim Scott, Eric Wachter and Craig Dees, dated as of November 1, 1997, May 16, 1997 and May 16, 1997, respectively. If the Company receives gross proceeds of $5,000,000 or more from the sale of its securities at any time before May 16, 2002, Photogen will amend each of those Employment Agreements as follows: the term of employment for each employee will end on May 31, 2003; Photogen will raise the employee's salary to $150,000 per year for Dr. Scott and $130,000 per year for each of Drs. Wachter and Dees (effective in each case beginning when the Company receives such gross proceeds); and Photogen will pay a bonus of $50,000 to Dr. Scott and $70,000 to each of Drs. Wachter and Dees (payable by May 31, 2002).

      6) Tannebaum Matters.

            a) Subject to the closing of the transactions contemplated in Exhibit B, Tannebaum shall be released from his commitment to provide a $1,000,000 loan to the Company pursuant to that certain Amended and Restated Standby Agreement dated November 9, 1999, and he shall have no obligation or liability thereunder whatsoever.

            b) Tannebaum shall offer the Tannebaum Shares to any purchaser of securities issued by the Company in connection with any financing transaction resulting in gross proceeds to the Company of $5,000,000 or more, unless Tannebaum agrees that a financing resulting in lesser proceeds will be satisfactory. The sale price for the Tannebaum Shares in such a transaction shall be $.50 per share. The Tannebaum Shares shall be sold in conjunction with and as part of any Company sales in a financing transaction.

      7) Disclosure. The Company will disclose the Plan and other arrangements in this Agreement in its filings with the Securities and Exchange Commission.

      8) Voting Agreement. Weinstein, the Company, Photogen, and each Stockholder agrees as follows:

            a) One of the nominees for director selected by the Tennessee Stockholders (as defined in the Voting Agreement) for the Board of Directors of the Company and of Photogen shall be the person approved by the Company's Board of Directors to serve as the Company's Chief Executive Officer (which shall be in addition to the nominee selected by Elan Corpration plc or its affiliate).

            b) The Company, Photogen and Weinstein agree not to assert any claim against the Stockholders who are parties to this Agreement that the Voting Agreement restricts those Stockholders' right to Transfer their shares of Common Stock.

      9) Miscellaneous.

            a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs and legatees; and shall be binding upon the holders of all Common Stock owned of record or beneficially by any Stockholder and any transferees thereof (other than transferees pursuant to Transfers permitted by this Agreement). Each signatory to this Agreement has executed this Agreement in all applicable capacities, whether as a stockholder, director, officer, trustee, partner (general or limited), beneficiary or otherwise of any applicable entity.

            b) No person who is not a signatory to this Agreement shall have any rights, remedies or obligations hereunder, nor shall this Agreement have any effect on the interpretation or construction of any other agreement as to persons who are not parties to this Agreement.

            c) The section headings in this Agreement are inserted for convenience of reference only, and shall not affect the construction or interpretation of this Agreement. All references to this "Agreement" shall include the exhibits hereto.

            d) The failure at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions and shall not affect the right of any party thereafter to enforce each and every provision of this Agreement in accordance with its terms. This Agreement may be amended only in a writing executed by each party hereto. No waiver of any provision hereof shall be enforceable unless it is in writing and signed by the party against whom enforcement is asserted.

            e) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to conflict of laws principles thereof, except to the extent the Nevada General Corporation Law and applicable federal and state securities laws govern portions hereof.

            f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and shall be enforceable against the party executing the same, and all of which together shall constitute a single Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

            g) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be invalid by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect and the provision held invalid shall be modified to the extent necessary to be valid and shall be enforced as modified.

            h) Any notice to be served under this Agreement shall be in writing and shall be deemed to be delivered or given upon receipt if delivered personally, by overnight courier or by telecopier, or two days after mailing by registered mail, return receipt requested, addressed as follows:

                  If to the Company:

                  Photogen Technologies, Inc.
                  140 Union Square Drive
                  New Hope, PA 18938
                  Attention: President

                  If to any Stockholder:

                  To such Stockholder's address on file in the stock records of the Company or to such other place as a party may specify in writing, delivered in accordance with the provisions of this subsection. If a Stockholder registers his Common Stock in street name, he shall provide his residence address for purposes of notices hereunder. As a condition to receiving any payments hereunder, each Stockholder will cooperate with the Company's request to place appropriate legends on the certificates representing each Stockholder's Common Stock reflecting the provisions of this Agreement. The Company is authorized to place stop transfer orders with its transfer agent on the Stockholders' shares of Common Stock consistent with this Agreement.

            i) This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subject hereof, and supersedes any prior agreement or understanding, written or oral, with respect to such subject matter. No party shall be liable or bound by any representations, warranties or agreements, or any other information or materials previously delivered, whether written or oral, regarding such subject matter.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above

Photogen Technologies, Inc.

By: /s/ Taffy J. Williams
    -------------------------------------
    President and Chief Executive Officer


Photogen, Inc.

By: /s/ Taffy J. Williams
    -------------------------------------
    President and Chief Executive Officer


 /s/ Theodore Tannebaum
-----------------------------------------
     Theodore Tannebaum


 /s/ Robert J. Weinstein
-----------------------------------------
     Robert J. Weinstein, M.D.

                                  Stockholders:


            /s/ Eric Wachter
            ----------------------------------------------------------------
            Eric A. Wachter, Ph.D., individually and as sole Trustee of the Eric A. Wachter 1998 Charitable Remainder Unitrust


            /s/ Craig Dees
            ----------------------------------------------------------------
            Craig Dees, Ph.D., individually, and as Director of the Dees Family Foundation


            /s/ Walter G. Fisher
            ----------------------------------------------------------------
            Walter G. Fisher, Ph.D., individually, as General Partner of the Fisher Family Investment Limited Partnership, and as Sole Trustee of the Walt Fisher 1998 Charitable Remainder Unitrust

            /s/ Tim Scott
            ----------------------------------------------------------------
            Tim Scott, Ph.D., individually and as General Partner of the Scott Family Investment Limited Partnership


            /s/ John Smolik
            ----------------------------------------------------------------
            John Smolik, individually and as General Partner of the Smolik Family L.P.


            /s/ Robert J. Weinstein
            ----------------------------------------------------------------
            Robert J. Weinstein, M.D., individually and as a General Partner of W.F. Investments Enterprises, Limited Partnership, as Director of the Robert and Lois Weinstein Family Foundation, Inc., and as Trustee of the Robert and Lois Weinstein Joint Revocable Trust

                                                                       EXHIBIT A

                                 Stock Sale Plan

      1) This Stock Sale Plan (the "Plan") is intended to be a plan for purposes of SEC Rule 10b5-1. Participation in this Plan is voluntary on the part of any Stockholder, but once a Stockholder agrees to participate in this Plan he may not cease participating unless the Company and its counsel determine that such cessation would not violate applicable securities laws.

      2) This Plan will commence on May __, 2001 and will remain in effect until May ___, 2004, consisting of three 12-month periods (each, a "Plan Period").

      3) Each Stockholder participating in the Plan will deposit 42,000 shares of Common Stock prior to the first Plan Period, 54,000 shares of Common Stock prior to the second Plan Period, and 78,000 shares of Common Stock prior to the third Plan Period, in each case registered in street name, into an account maintained with a broker for purposes of the Plan.

      4) The broker shall sell one twelfth (1/12) of the Common Stock deposited for that Plan Period each month subject to the terms and conditions of the Plan. The maximum number of shares of Common Stock that can be sold is 42,000 shares during the first Plan Period, 54,000 shares during the second Plan Period, and 78,000 shares during the third Plan Period.

      5) The broker will not sell:

            a) any shares at a price less than $5.00 per share; or

            b) more than the monthly allocation of shares each month (unless there are shares that were not sold in the previous months because of the $5.00 limitation, in which case, the broker shall sell the monthly allotment of shares plus all previously unsold shares, in all cases at a price not less than $5.00 per share).

      6) The broker will deduct its normal commissions from the proceeds of the sales.

      7) The Stockholder will not have (and will not attempt to exercise) any authority, influence or control over any sales of shares under the Plan.

      8) Sales under the Plan may be suspended if:


                                     Ex A-1

            a) In the opinion of the broker's or the Company's counsel, the trade is likely to violate applicable laws or regulations or would violate a contract to which the Company is a party;

            b) The Company's Board of Directors determines by a vote of two-thirds of the entire Board that such sales would have a material adverse effect on the Company's financial condition or ability to engage in financing transactions.

            c) The Company files a registration statement covering any Stockholder's shares;

            d) The number of shares on deposit with the broker is insufficient to make sales;

            e) There is a proposed "Change of Control" (as defined in the Company's Senior Executive Long Term Incentive Compensation Plan), in which case the broker will sell or refrain from selling the shares in the account in accordance with the recommendation of a majority of the Company's Board of Directors.

      9) Appropriate adjustments to the number of shares and/or permitted sale prices subject to the Plan will be made in the event of a split, combination, recapitalization, reclassification or similar transaction affecting the Common Stock.

      10) Each Stockholder participating in the Plan will enter into a market stand-off agreement or will modify the Plan as reasonably requested by any underwriter or placement agent in connection with a public or other offering of the Company's securities. The Company will use reasonable efforts to obtain an agreement from the underwriter to permit sales under this Plan to continue to the fullest extent reasonably practicable.

      11) All sales under the Plan will be effected in compliance with Rule 144, if applicable, and the Stockholder will provide the broker with all information necessary to comply with that Rule, including whether the Stockholder's sales of stock must be aggregated with sales of any other person.

      12) Each Stockholder will be responsible for complying with Sections 13(d) and 16 and all other provisions, rules and regulations under the Securities Exchange Act of 1934, including making appropriate disclosures under Schedule 13D, filing Form 4s or Form 5s and avoiding short-swing profit transactions.


                                     Ex A-2

      13) No Stockholder will purchase any Common Stock, increase any call-equivalent positions or decrease any put-equivalent positions that would cause sales under the plan to violate Section 16 of the Exchange Act (see item #12, above); nor will any Stockholder enter into or alter any hedging transaction with respect to the Common Stock. Common Stock subject to the Company's 401(k) plan is excluded from the foregoing

      14) No Stockholder will engage in any Transfer of Common Stock other than in compliance with the Plan and the Agreement.


                                     Ex A-3

                                                                       EXHIBIT B

                            STOCK PURCHASE AGREEMENT

            This Stock Purchase Agreement is entered into as of May 9, 2001 by each of Walter G. Fisher ("Fisher"), H. Craig Dees ("Dees"), Timothy C. Scott ("Scott"), and John T. Smolik ("Smolik"), severally (individually, a "Seller" and collectively, the "Sellers"), and Ted Tannebaum or his designee ("Buyer").

            1. Each Seller hereby severally represents and warrants to the Buyer that (i) he owns beneficially and of record title to 500,000 shares of Common Stock of Photogen Technologies, Inc., a Nevada corporation (the "Company"), free and clear of any liens, claims, options, rights, or other encumbrances (except generally applicable securities law restrictions) ("Liens"); (ii) upon conveyance and delivery of such shares to Buyer in accordance with this Agreement, Buyer shall own good and marketable title to those shares free and clear of any Liens; and (iii) the Company's filings with the Securities and Exchange Commission are correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading.

            2. Each Seller hereby agrees to sell 500,000 shares of Common Stock of the Company to the Buyer at a price of $.50 per share, resulting in an aggregate purchase price to each Seller of $250,000.00 and Buyer agrees to purchase said shares at said price pursuant to the terms of this Agreement.

            3. Buyer understands that the 500,000 shares of Common Stock being sold by each Seller have not and may not in the foreseeable future be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws; are being offered and sold by each Seller to Buyer in reliance upon federal and state exemptions from registration for sales by a person who is not an issuer, underwriter or dealer and not involving any public offering; and that such shares of Common Stock are "Restricted Securities" under the Securities Act.

            4. Buyer represents and warrants to each Seller that he is acquiring the shares of Common Stock of each Seller for his own account for investment purposes and not with a view to the resale or distribution thereof except in compliance with applicable securities laws. Buyer acknowledges that he has received adequate information regarding the Company, including the Company's filings with the Securities and Exchange Commission; that he is an accredited investor as that term is defined under Regulation D of the Securities Act; that he is able to evaluate the merits and risks in holding such Common Stock either on his own behalf or based on advice from his advisors; and that he is able to bear the economic risk and lack of liquidity inherent in holding such Common Stock under the circumstances of this sale.

            5. The Buyer acknowledges that each stock certificate that he shall receive from each Seller at the closing of this transaction shall be for 500,000 Shares of Common Stock of the Company (for an aggregate of 2,000,000 shares of Common Stock) and will be registered in the name of Ted Tannebaum or his designee and the reverse side of each certificate will carry the following legend:


                                     Ex B-1

            No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then applicable to such shares. The Company may require an opinion of counsel satisfactory to it with respect to the effectiveness of any claimed registration statement or exemption from registration.

            6. The parties hereto agree that payment will be made by the Buyer to each Seller by wire transfer of funds to each Seller's account as described below on the closing date against delivery of a stock certificate registered as set forth in paragraph 5, above, for 500,000 shares of Common Stock of the Company delivered by or on behalf of each Seller. The closing will occur on or about May 18, 2001 at the offices of Grippo & Elden, pursuant to closing procedures mutually agreeable to the parties hereto and to the satisfaction, as to form and substance, of their respective counsel.

            The following are the wire transfer information for each of the Sellers

            7. The parties agree that all 2,000,000 shares of Common Stock of the Company must be purchased by the Buyer from the Sellers at the closing if any are to be purchased.

            8. This Agreement is entered into as part of the transactions contemplated in that certain Agreement of even date herewith among the Buyer, the Sellers and certain other parties. The transactions in that Agreement are a material inducement for Buyer to enter into this Agreement.


                              /s/ Walter G. Fisher
                              --------------------------
                              Walter G. Fisher, a Seller


                              /s/ Craig Dees
                              --------------------------
                              H. Craig Dees, a Seller


                              /s/ Timothy C. Scott
                              --------------------------
                              Timothy C. Scott, a Seller


                              /s/ John T. Smolik
                              --------------------------
                              John T. Smolik, a Seller


                              /s/ Ted Tannebaum
                              --------------------------
                              Ted Tannebaum, the Buyer


                                     Ex B-2